Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Reports Strong 3rd Quarter
Ankeny, IA, March 11, 2019 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today reported diluted earnings per share of $1.13 for the third quarter of fiscal 2019 ended January 31, 2019, compared to $0.48 per share for the same quarter a year ago, or $5.08 when including the one-time benefit of the enactment of tax reform. Fiscal 2019 year-to-date diluted earnings per share were $4.83, compared to $3.20 per share for the same quarter a year ago, or $7.80 when including the tax reform one-time benefit. "We are optimistic about the direction we are moving the Company," said Terry Handley, President and Chief Executive Officer. "Effective operating expense control, combined with a favorable fuel margin environment and continued focus on strategic pricing produced strong diluted earnings per share growth."
Value Creation Plan Update - The Company has completed or made progress on the following value creation plan activities:

•	Began E-Commerce and mobile commerce system integration testing

•	Completed fuel price optimization pilot. Scheduled fiscal fourth quarter roll-out.

•	Hired a Director of Fuel Procurement

•	Piloting food and grocery price optimization software

•	Implemented enhancements to our store labor management

Fuel - For the quarter, total average fuel margin was 22.1 cents per gallon, while same-store gallons sold were down 3.4%. "We continue to be proactive in managing a balanced approach to retail fuel pricing in order to maximize gross profit dollars. As a result of these efforts and a favorable fuel margin environment, gross profit dollars were up over 22% for the quarter," said Handley. "We have confidence in our ability to execute our overall fuel strategy." Total gallons sold for the quarter were up 2.7% to 554.5 million gallons while total gross profit dollars increased 22.2% to $122.6 million. Year to date, same-store gallons sold were down 1.4% with an average margin of 20.8 cents per gallon. Year to date, total gross profit dollars increased 13.9% to $364.7 million.
Grocery and Other Merchandise - For the quarter, same-store sales were up 3.4% with total average margin of 31.9%. "We experienced an acceleration in same-store sales in this category and believe that we continue to gain market share in key areas," said Handley. "We are encouraged by the results and our ability to realize strong margins year-to-date at the high end of our guidance range, which drove gross profit dollar growth." For the third quarter, total grocery and other merchandise revenue increased 8.2% to $543.8 million, and total gross profit dollars were up 8.3% to $173.5 million. Total revenue for the first nine months was up 8.0% to $1.8 billion. Same-store sales year to date were up 3.0% with an average margin of 32.2%.
Prepared Food and Fountain - Same-store sales for the quarter were up 1.5% with total average margin of 62.3%. "Targeted price increases, along with more favorable commodity prices helped expand margin 180 basis points in a competitive environment, as compared to the same quarter in prior year," said Handley. Total prepared food and fountain revenue increased 6.5% to $256.1 million in the third quarter while total gross profit dollars grew 9.6% to $159.7 million. For the first nine months, total revenue increased 7.3% to $820.2 million. Year to date, same-store sales were up 1.8% with an average margin of 62.2%.
Operating Expenses - For the third quarter, total operating expenses increased 5.7% to $341.5 million. Year to date, operating expenses are up 8.1%. Same-store operating expenses excluding credit card fees were down 2.1% for the quarter. The increase in total operating expenses was primarily attributable to operating 103 more stores than the same quarter in the prior year. "The results in our third quarter continue to demonstrate our commitment to effectively manage operating expenses," noted Handley. "Same store hours were down in the quarter, partially due to enhancements made to store labor management. We are pleased with our efforts to better align labor hours with consumer traffic and demand."

Expansion - The following table represents the roll forward of store growth through the third quarter of fiscal 2019:

Store Count
Stores at 4/30/18	2,073
New Store Construction	41
Acquisitions	13
Acquisitions not opened	(1)
Prior Acquisitions opened	5
Closed	(8)
Stores at 1/31/19	2,123
The Company had 17 acquisition stores under agreement to purchase and a new store pipeline of 133 sites, including 48 under construction as of January 31, 2019. "We are encouraged with our current growth opportunities," said Handley. "We are in strong financial position to continue to build and acquire stores and we will maintain a disciplined approach to allocating capital for unit growth."
Share Repurchase Program- The Company has $300 million remaining on its authorization from March 2018. There were no repurchases made against that authorization in the third quarter.
Dividend - At its March meeting, the Board of Directors declared a quarterly dividend of $0.29 per share. The dividend is payable May 15, 2019 to shareholders of record on May 1, 2019.
Fiscal 2019 Guidance -Below is a summary of the current fiscal 2019 guidance:

	Same-store Sales		Margin
	Previous	Current	Previous	Current
Fuel (Gallons and CPG)	(1.0%) - 0.5%	(2.0%) - (0.5)%	19.0 - 21.0	19.0 - 21.0
Grocery and Other Merchandise	1.5 - 3.0%	1.5 - 3.0%	31.5 - 32.5%	31.5 - 32.5%
Prepared Food and Fountain	1.5 - 3.5%	1.5 - 3.5%	60.0 - 62.0%	60.5 - 62.5%

	Previous	Current
Operating Expenses	8.5 - 10.5%	7.5 - 9.5%
Depreciation and Amortization	13.0 - 15.0%	11.0 - 13.0%
New Store Construction	60 stores	55-60 stores
Acquisitions	20+ stores	20+ stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2019	2018	2019	2018
Total revenue	$2,048,076	$2,054,603	$7,174,513	$6,302,087
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,577,811	1,634,679	5,672,159	4,937,809
Operating expenses	341,536	323,041	1,045,114	967,237
Depreciation and amortization	61,324	57,042	181,520	163,568
Interest, net	13,310	13,470	41,907	37,821
Income before income taxes	54,095	26,371	233,813	195,652
Federal and state income taxes	12,260	(166,594)	55,139	(102,989)
Net income	$41,835	$192,965	$178,674	$298,641
Net income per common share
Basic	$1.14	$5.13	$4.87	$7.87
Diluted	$1.13	$5.08	$4.83	$7.80
Basic weighted average shares	36,717,415	37,579,497	36,694,308	37,932,071
Plus effect of stock compensation	296,411	372,643	291,783	369,842
Diluted weighted average shares	37,013,826	37,952,140	36,986,091	38,301,913

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2019	April 30, 2018
Assets
Current assets
Cash and cash equivalents	$34,169	$53,679
Receivables	40,899	45,045
Inventories	250,897	241,668
Prepaid expenses	9,752	5,766
Income tax receivable	15,555	50,682
Total current assets	351,272	396,840
Other assets, net of amortization	46,519	29,909
Goodwill	144,948	140,258
Property and equipment, net of accumulated depreciation of $1,771,005 at January 31, 2019 and $1,611,177 at April 30, 2018	3,040,860	2,902,920
Total assets	$3,583,599	$3,469,927
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$50,000	$39,600
Current maturities of long-term debt	16,637	15,374
Accounts payable	242,399	321,419
Accrued expenses	154,665	131,457
Total current liabilities	463,701	507,850
Long-term debt, net of current maturities	1,288,952	1,291,725
Deferred income taxes	379,376	341,946
Deferred compensation	15,571	15,928
Insurance accruals, net of current portion	21,395	19,748
Other long-term liabilities	23,736	21,589
Total liabilities	2,192,731	2,198,786
Total shareholders’ equity	1,390,868	1,271,141
Total liabilities and shareholders’ equity	$3,583,599	$3,469,927
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 1/31/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,233,620	$543,773	$256,144	$14,539	$2,048,076
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$122,559	$173,512	$159,682	$14,512	$470,265
	9.9%	31.9%	62.3%	99.8%	23.0%
Fuel gallons	554,479
Three months ended 1/31/2018
Revenue	$1,297,340	$502,750	$240,618	$13,895	$2,054,603
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$100,272	$160,150	$145,632	$13,870	$419,924
	7.7%	31.9%	60.5%	99.8%	20.4%
Fuel gallons	539,665

Summary by Category (Amounts in thousands)
Nine months ended 1/31/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$4,502,904	$1,806,822	$820,208	$44,579	$7,174,513
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$364,691	$582,629	$510,540	$44,494	$1,502,354
	8.1%	32.2%	62.2%	99.8%	20.9%
Fuel gallons	1,750,024
Nine months ended 1/31/2018
Revenue	$3,824,571	$1,672,315	$764,456	$40,745	$6,302,087
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$320,170	$533,647	$469,787	$40,674	$1,364,278
	8.4%	31.9%	61.5%	99.8%	21.6%
Fuel gallons	1,666,404

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2019	0.5%	(1.1)%	(3.4)%			F2019	20.5	¢	20.0	¢	22.1	¢
F2018	1.7	1.9	3.8	2.0%	2.3%	F2018	19.3		19.7		18.6		16.3	¢	18.5	¢
F2017	3.1	3.7	2.6	(0.5)	2.1	F2017	19.5		18.6		17.9		17.2		18.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	3.2%	2.7%	3.4%			F2019	32.4%	32.4%	31.9%
F2018	3.1	2.5	2.5	(0.4)%	1.9%	F2018	31.9	32.0	31.9	31.2%	31.8%
F2017	4.7	3.1	3.0	1.5	2.9	F2017	31.6	32.0	31.1	31.1	31.5

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	1.7%	2.2%	1.5%			F2019	62.0%	62.4%	62.3%
F2018	3.7	2.1	1.7	(1.3)%	1.7%	F2018	62.5	61.3	60.5	59.7%	61.0%
F2017	5.1	5.1	5.8	3.2	4.8	F2017	62.8	62.9	61.7	61.7	62.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 12, 2019. The call will be broadcast live over the Internet at 9:30 a.m. CST. To access the call, go to the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts. No access code is required. A webcast replay of the call will remain available in an archived format, on the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts until March 11, 2022.